Instructions for Withdrawal

of

Previously Tendered Preferred Shares

of

PIMCO Corporate & Income Opportunity Fund

(the “Fund”)

If you tendered to the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, in connection with the offer by the Fund to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.00001 per share and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares, (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the offer to purchase dated January 16, 2015 (the “Offer to Purchase”) and the Fund’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitutes the “Offer”), and you wish to withdraw all or any of your Preferred Shares, please fill out the attached Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Shares.

1. Withdrawal. If you have tendered your Preferred Shares pursuant to the Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to the address set forth on the first page of the Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.

2. Delivery of Notice of Withdrawal. Deutsche Bank Trust Company Americas (the “Tender Agent”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on February 27, 2015 (the “Expiration Date”), unless the Offer is extended. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the Fund, name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares. If the Preferred Shares to be withdrawn has been delivered to the Tender Agent, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the withdrawal of such Preferred Shares. In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Shares. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Preferred Shares

of

PIMCO Corporate & Income Opportunity Fund

(the “Fund”)

(PIMCO Corporate & Income Opportunity Fund; Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

Previously Tendered

Pursuant to the Offer to Purchase Dated January 16, 2015

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 27, 2015,

UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

Deutsche Bank Trust Company Americas

By First Class Mail, By Overnight Courier, By Hand:

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

If you have any questions regarding this Notice of Withdrawal, please contact Deutsche Bank Trust Company Americas, at

(877) 843-9767 or at DB.Reorg@db.com.

DESCRIPTION OF PREFERRED SHARES WITHDRAWN
Enter the Name (and Series if applicable) of Fund:
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Shares Withdrawn*
1 ☐ All 2 ☐ Partial:
*Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered Preferred Shares of the Fund in connection with the Offer and wish to withdraw shares tendered.

☐ CHECK HERE IF YOUR PREFERRED SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE TENDER AGENT AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date: , 2015

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Preferred Shares have been delivered to the Tender Agent)

[For use by financial institutions only. Place medallion guarantee in space below.]